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                               EXHIBIT (a)(2)
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PROXY                     BFX HOSPITALITY GROUP, INC.

                     PROXY SOLICITED BY BOARD OF DIRECTORS


     The undersigned appoints John M. Edgar, Bruno D'Agostino and Russell J. Sarno, or any of them, as Proxy or Proxies of the undersigned, each with the power to appoint his substitute, to vote, as designated below, all of the shares of Common Stock of BFX Hospitality Group, Inc. (the "Company") which the undersigned is entitled to vote at the special meeting of stockholders to be held at 10:00 a.m. central standard time, on ________, 2000, in the Longhorn Room of the Stockyards Hotel, 109 East Exchange Avenue, Fort Worth, Texas, and at any adjournment or postponement of the special meeting on the matters described in the enclosed Proxy Statement dated ________, 2000. The undersigned revokes all proxies heretofore given by the undersigned to vote at the special meeting or any adjournment or postponement of the special meeting.


ITEM 1. To approve and adopt the Merger Agreement (as defined in the Proxy Statement).

          _________ FOR          _________ AGAINST        __________ ABSTAIN


ITEM 2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.


This proxy will be voted as specified in the spaces above, or, if no instructions are indicated, this proxy will be voted FOR the approval and adoption of the Merger Agreement.



Signature(s)  _______________________________________  Dated:____________, 2000


NOTE: Please sign your name exactly as it appears hereon. When signing as Attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer.